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                                                                   Exhibit 99

                    WINTHROP PARTNERS 79 LIMITED PARTNERSHIP
                                DECEMBER 31, 1996
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Supplementary Information Required Pursuant to Section 9.4 of the Partnership
Agreement (Unaudited)

                                                                                          Year Ended            Three Months Ended
                                                                                       December 31, 1996         December 31, 1996
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1.  Statement of Cash Available for Distribution:
    Net Income                                                                         $1,318,000                $  150,000
    Add:  Depreciation and amortization charged to income
          not affecting cash available for distribution                                   130,000                    26,000
          Loss due to impairment of real estate                                           500,000                         -
          Minimum lease payments received, net of interest
          income earned, on leases accounted for under the
          financing method                                                                274,000                    71,000
          Net proceeds from sale of property                                            1,040,000                         -
          Other                                                                            19,000                    16,000

    Less: Mortgage principal payments                                                    (244,000)                  (64,000)
          Rent Receivable/Prepaid rent                                                    (15,000)                    6,000
          Gain on sale of property                                                     (1,018,000)                        -
          Cash to Reserves                                                               (176,000)                        -
                                                                                       ----------                  --------
          Cash Available for Distribution                                              $1,828,000                  $205,000
                                                                                       ==========                 =========
          Distributions allocated to General Partners                                  $   63,000                 $  17,000
                                                                                       ==========                 =========
          Distributions allocated to Limited Partners                                  $1,765,000                 $ 188,000
                                                                                       ==========                 =========

2. Fees and other compensation paid or accrued by the Partnership to the General Partners, or their affiliates, during the three months ended December 31, 1996:

     Entity Receiving             Form of
       Compensation             Compensation                    Amount
     ----------------           ------------                    ------
     Winthrop
     Management                 Property Management Fees        $ 5,000

     General Partners           Interest in Cash Available
                                for Distribution                $17,000

     WFC Realty Co., Inc.
     (Initial Limited Partner)  Interest in Cash Available
                                for Distribution                $    95



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